FIFTH RESTATED
CERTIFICATE OF INCORPORATION OF
SEZZLE INC., A PUBLIC BENEFIT CORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Sezzle Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is Sezzle Inc.
2.    This corporation was incorporated pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 4, 2016.
3.    This Fifth Restated Certificate of Incorporation (“Certificate of Incorporation”) amends, restates and integrates the provisions of the Certificate of Incorporation of said corporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law and was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 228 and 363 of the General Corporation Law.
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
ARTICLE I
The name of this corporation is Sezzle Inc. (the “Corporation”).
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is 8 The Green, Ste A, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is A Registered Agent, Inc.
ARTICLE III
In pursuing any business, trade, or activity which may lawfully be conducted by the Corporation, the Corporation shall promote a specific public benefit of having a material positive effect (or reduction of negative effects) on consumer empowerment, education, and transparency in the Corporation’s local, national, and global communities. This Article may be amended or deleted only pursuant to the requisite stockholder approval required by Subchapter XV of the General Corporation Law.

ARTICLE IV
The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 750,000,000 shares of Common Stock, US$0.00001 par value per share (“Common Stock”), and (ii) 750,000,000 shares of Preferred Stock, US$0.00001 par value per share (“Preferred Stock”).
As of 9:01 a.m. Central Daylight Time on Thursday, May 11, 2023 (the “Effective Time”), each thirty-eight (38) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split shall be entitled to the rounding up of such fractional share to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined as a result of the Reverse Stock Split, as described above.
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.COMMON STOCK
1.General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
B.PREFERRED STOCK
Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes or series of Preferred Stock, if any, or Common Stock, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation shall be returned to the authorized but undesignated shares of Preferred Stock and may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.
ARTICLE V
[Reserved]
ARTICLE VI
In furtherance of and not in limitation of powers conferred by statute, it is further provided:
1.The business and affairs of this Corporation shall be managed by or under the direction of the Board of Directors;
2.Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide;
3.The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of this Corporation; and
4.The number of directors of this Corporation shall be determined in the manner set forth in the Bylaws of this Corporation.
ARTICLE VII
To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
Any disinterested failure to satisfy Section 365 of the General Corporation Law shall not, for the purposes of Sections 102(b)(7) or 145 of the General Corporation Law, constitute an act or omission not in good faith, or a breach of the duty of loyalty.
ARTICLE VIII
The following indemnification provisions shall apply to the persons enumerated below.
1.Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VIII the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.
2.Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.
3.Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.
5.Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.
6.Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.
7.Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.
8.Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance; (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VIII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VIII.
9.Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE IX
    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE X
Subject to any additional vote required by this Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
ARTICLE XI
The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
ARTICLE XII
1.Exclusive Forum. Unless the Board of Directors or one of its committees otherwise approves the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (i) derivative claim brought in the right of the Corporation, (ii) claim asserting a breach of a fiduciary duty to the Corporation or the Corporation’s stockholders owed by any current or former director, officer or other employee or stockholder of the Corporation, (iii) claim against the Corporation arising pursuant to any provision of the DGCL, this Fifth Restated Certificate of Incorporation or the Bylaws of the Corporation, (iv) claim to interpret, apply, enforce or determine the validity of this Fifth Restated Certificate of Incorporation or the Bylaws of the Corporation, (v) claim against the Corporation governed by the internal affairs doctrine, or (vi) other claim, not subject to exclusive federal jurisdiction and not subject to paragraph (4) below, brought in any action asserting one or more of the claims specified in clauses (1)(i) through (v) herein above (each a “Covered Claim”); provided, however, that the provisions of this Article XII(1) will not apply to claims brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended.

2.Personal Jurisdiction. If any person or entity (a “Claiming Party”) files an action asserting a Covered Claim in a court other than one determined in accordance with paragraph (1) above (each a “Foreign Action”) without the prior approval of the Board of Directors or one of its committees, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the court determined in accordance with paragraph (1) in connection with any such action brought in any such court to enforce paragraph (1) (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
3.Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Claim.
4.Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.
IN WITNESS WHEREOF, this Fifth Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 20th day of November, 2024.

Charles G. Youakim,
Chairman and Chief Executive Officer